Filed Pursuant to Rule 433
Registration Statement No. 333-139693
January 14, 2008

The depositor has filed a registration statement (including a prospectus) (Registration Statement No. 333-139693) with the U.S. Securities and Exchange Commission (the “SEC”). The depositor has filed or will file with the SEC a prospectus supplement and any issuer free-writing prospectus with respect to this offering (together with the registration statement and prospectus, the “Offering Documentation”). Before you invest, you should read the prospectus in that registration statement and other documents relating to this offering that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, extension 59519.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

Final Terms of the Offered Certificates

The certificates consist of the classes of certificates listed in the tables below, together with the Class B1, Class B2, Class B3, Class P, Class X, Class LT-R and Class R Certificates. Only the classes of certificates listed in the tables below are offered by the prospectus supplement.

Class	Related Mortgage Pool(s)	Initial Class Principal Amount(1)	Initial Interest Rate(2)	Interest Rate Formula (until Initial Optional Termination Date)(3)(4)	Interest Rate Formula (after Initial Optional Termination Date)(4)(5)	Type	Interest Rate Type	Initial Certificate Ratings(6)
								S&P	DBRS	Moody’s
A1	1	$427,894,000	5.00063%	LIBOR plus 0.630%	LIBOR plus 1.260%	Senior, Sequential Pay	Variable Rate	AAA	AAA	Aaa
A2	1	$ 20,765,000	4.87063%	LIBOR plus 0.500%	LIBOR plus 1.000%	Senior, Sequential Pay	Variable Rate	AAA	AAA	N/A
A3	2	$273,418,000	4.62063%	LIBOR plus 0.250%	LIBOR plus 0.500%	Senior, Sequential Pay	Variable Rate	AAA	AAA	Aaa
A4	2	$210,126,000	4.87063%	LIBOR plus 0.500%	LIBOR plus 1.000%	Senior, Sequential Pay	Variable Rate	AAA	AAA	N/A
M1	1&2	$ 71,255,000	4.87063%	LIBOR plus 0.500%	LIBOR plus 0.750%	Subordinated	Variable Rate	AA+	AA (high)	N/A
M2	1&2	$ 54,259,000	4.87063%	LIBOR plus 0.500%	LIBOR plus 0.750%	Subordinated	Variable Rate	AA	AA	N/A
M3	1&2	$ 25,495,000	4.87063%	LIBOR plus 0.500%	LIBOR plus 0.750%	Subordinated	Variable Rate	AA-	AA (low)	N/A
M4	1&2	$ 25,495,000	4.87063%	LIBOR plus 0.500%	LIBOR plus 0.750%	Subordinated	Variable Rate	A+	A (high)	N/A
M5	1&2	$ 26,149,000	4.87063%	LIBOR plus 0.500%	LIBOR plus 0.750%	Subordinated	Variable Rate	A	A	N/A
M6	1&2	$ 21,573,000	4.87063%	LIBOR plus 0.500%	LIBOR plus 0.750%	Subordinated	Variable Rate	A-	A (low)	N/A
M7	1&2	$ 17,650,000	5.00000%	5.000%	5.500%	Subordinated	Fixed Rate	BBB+	BBB (high)	N/A
M8	1&2	$ 15,689,000	5.00000%	5.000%	5.500%	Subordinated	Fixed Rate	BBB	BBB	N/A
M9	1&2	$ 15,689,000	5.00000%	5.000%	5.500%	Subordinated	Fixed Rate	BBB-	BBB (low)	N/A
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(1)	These balances are approximate, subject to a permitted variance of plus or minus 5% in the aggregate, as described in the prospectus supplement.
(2)	Reflects the interest rate as of the closing date.
(3)
Reflects the interest rate formula up to and including the earliest possible distribution date on which the master servicer has the option to purchase the mortgage loans as described in the prospectus supplement under “Description of the Certificates—Optional Purchase of the Mortgage Loans.”

(4)	Subject to the applicable net funds cap, as described in the prospectus supplement under “Summary of Terms—The Certificates—Payments on the Certificates—Interest Payments.”
(5)
Reflects the interest rate formula after the option to purchase the mortgage loans is not exercised by the master servicer on the earliest possible distribution date as described in the prospectus supplement under “Description of the Certificates—Optional Purchase of the Mortgage Loans.”

(6)	The designation “N/A” means that the specified rating agency will not rate the certificates of that class.

The offered certificates will also have the following characteristics:

Class	Record Date(1)	Delay/Accrual Period(2)	Interest Accrual Convention	Final Scheduled Distribution Date(3)	Expected Final Distribution Date(4)	Minimum Denominations(5)	Incremental Denominations	CUSIP Number
A1	DD	0 day	Actual/360	11/25/2037	11/25/2014	$25,000	$1	86365DAA7
A2	DD	0 day	Actual/360	11/25/2037	11/25/2014	$25,000	$1	86365DAB5
A3	DD	0 day	Actual/360	11/25/2037	11/25/2009	$25,000	$1	86365DAC3
A4	DD	0 day	Actual/360	11/25/2037	11/25/2014	$25,000	$1	86365DAD1
M1	DD	0 day	Actual/360	11/25/2037	11/25/2014	$100,000	$1	86365DAH2
M2	DD	0 day	Actual/360	11/25/2037	11/25/2014	$100,000	$1	86365DAN9
M3	DD	0 day	Actual/360	11/25/2037	11/25/2014	$100,000	$1	86365DAP4
M4	DD	0 day	Actual/360	11/25/2037	11/25/2014	$100,000	$1	86365DAQ2
M5	DD	0 day	Actual/360	11/25/2037	11/25/2014	$100,000	$1	86365DAR0
M6	DD	0 day	Actual/360	11/25/2037	11/25/2014	$100,000	$1	86365DAS8
M7	CM	24 day	30/360	11/25/2037	11/25/2014	$100,000	$1	86365DAT6
M8	CM	24 day	30/360	11/25/2037	11/25/2014	$100,000	$1	86365DAU3
M9	CM	24 day	30/360	11/25/2037	11/25/2014	$100,000	$1	86365DAV1
______________________
(1)
DD = For any distribution date, the close of business on the business day immediately before that distribution date. CM = For any distribution date, the last business day of the month immediately preceding the month in which such distribution date occurs.

(2)
0 day = For any distribution date, the interest accrual period will be the period beginning on the immediately preceding distribution date (or January 11, 2008, in the case of the first interest accrual period) and ending on the calendar day immediately before the related distribution date. 24 day = For any distribution date, the interest accrual period will be the calendar month immediately preceding the month in which the distribution date occurs.

(3)
The final scheduled distribution date for the offered certificates is based upon the second distribution date after the date of the last scheduled payment of the latest maturing thirty-year mortgage loan.

(4)
The expected final distribution date, based upon (a) 100% of the PPC prepayment assumption and the modeling assumptions used in the prospectus supplement, each as described under “Yield, Prepayment and Weighted Average Life—Weighted Average Life” in the prospectus supplement and (b) the assumption that the option to purchase the mortgage loans is exercised by the master servicer on the earliest possible distribution date as described in the prospectus supplement under “Description of the Certificates—Optional Purchase of the Mortgage Loans.” The actual final distribution date for each class of offered certificates may be earlier or later, and could be substantially later, than the applicable expected final distribution date listed above.

(5)	With respect to initial European investors subject to the European Union Prospectus Directive only, the underwriter will only sell offered certificates in minimum total investment amounts of $100,000.